Registration No. 333-

As filed with the Securities and Exchange Commission on August 28, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Biostar Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	20-5101287 (I.R.S. Employer Identification No.)

No. 588 Shiji Xi Avenue
Xianyang, Shaanxi Province
People’s Republic of China 712046
(Address of principal executive offices,
including zip code)

2012 Stock Option Compensation Plan
(Full title of the plan)

Ronghua Wang, President and Chief Executive Officer
No. 588 Shiji Xi Avenue, Xianyang, Shaanxi Province
People’s Republic of China 712046
tel: 86-029-33686638
(Name, address and telephone number,
 including area code, of agent for service)

With copies to:

Alec Orudjev, Esq.
Schiff Hardin LLP
901 K Street, Suite 700
Washington, DC 20001
(202) 724-6846

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	750,000	$0.80	$600,000	$81.84
(1)
The number of shares being registered represents the aggregate number of shares of common stock of the Company issuable under the 2012 Stock Option Compensation Plan (the “2012 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of the Company common stock that may be granted under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low selling prices of the Company’s common stock as reported on the Nasdaq Stock Market on August 23, 2013.

PART I

INFORMATION REQUIRED PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the 2012 Stock Option Compensation Plan (the “Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “1933 Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

Biostar Pharmaceuticals, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, accordingly, files periodic reports and other information with the Commission.  Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission’s Public Reference Section, Room 1024, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.  The address for the Commission’s Web site is “http://www.sec.gov”.

The Company hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on April 15, 2013;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31 and June 30, 2013, respectively, filed with the Commission on May 15 and August 29, 2013, respectively;

(c) The Company’s Current Reports on Form 8-K filed with the SEC on January 11, 2013, March 15, 2013, April 16, 2013 and May 6, 2013;

(d) The description of securities contained in the Registration Statement of the Company on Form SB-2 (File No. 333-147363), filed with the Commission on November 14, 2007 and subsequently amended on February 25, 2008, April 3, 2008, May 9, 2008, June 12, 2008 and June 27, 2012 and as amended from time to time thereafter;

(e) The Company’s Registration Statement on Form 8-A filed with the SEC on April 21, 2010, and all amendments or reports filed for the purpose of updating such form; and

(f) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the document referred to in (a) above.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

None.

Item 6.                    Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of Biostar Pharmaceuticals, Inc. if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article V of the Company’s By-Laws extend such indemnities to the full extent permitted by Maryland law. The Company may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the 1933 Act, may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of the Company’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the Company’s directors, officers, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and it will be governed by the final adjudication of such issue.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.                    Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*********************

 Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Xi’an, Shaanxi Province, People’s Republic of China, on August 28, 2013.

BIOSTAR PHARMACEUTICALS, INC. (Registrant)

Date: August 28, 2013	By:	/s/ Ronghua Wang
Ronghua Wang Chief Executive Officer and President (Principal Executive Officer)

Date: August 28, 2013	By:	/s/ Qinghua Liu
Qinghua Liu Interim Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronghua Wang and Qinghua Liu, each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his name and on his behalf, to sign any or all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Date: August 28, 2013	By:	/s/ Qinghua Liu
Qinghua Liu, Interim Chief Financial Officer and Director

Date: August 28, 2013	By:	/s/ Haipeng Wu
Haipeng Wu, Director

Date: August 28, 2013	By:	/s/ King-fai Leung
King-fai Leung, Director

Date: August 28, 2013	By:	/s/ Zhongyang Shang
Zhongyang Shang, Director

EXHIBIT INDEX

Exhibit	Description
4.1	2012 Stock Option Compensation Plan*
4.2	Specimen common stock certificate (1)
5.1	Opinion of Schiff Hardin LLP *
23.1	Consent of Clement C. W. Chan & Co.*
23.2	Consent of Mazars CPA Limited*
23.3	Consent of Schiff Hardin LLP (included in Exhibit 5.1)*
*Filed or furnished herewith.

(1)           Incorporated by reference from exhibit filed with the Registrant’s Registration Statement on Form SB-2, Registration No. 333-147363.